UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 9, 2013

ELECTRO SCIENTIFIC INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

OREGON	0-12853	93-0370304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13900 NW Science Park Drive, Portland, Oregon		97229
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (503) 641-4141
No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 9, 2013, the Compensation Committee of the Board of Directors of Electro Scientific Industries, Inc. (the “Company”) awarded performance-based restricted stock units under the Company's 2004 Stock Incentive Plan to its named executive officers in the amounts set forth opposite each of their names below (the “PRSUs”):

Officer	PRSUs
Nicholas Konidaris	63,000
Paul Oldham	22,500
Robert DeBakker	15,000
Kerry Mustoe	5,000
Bing-Fai Wong	15,000

One-third of the PRSUs vest based on the Company's sales in fiscal 2015 and two-thirds vest based on the Company's sales in fiscal 2016, in each case as compared to the revenue goals for that year set forth in the Company's current three-year strategic plan (the “Strategic Plan”). Of the PRSUs vesting based on fiscal 2015 sales, 100% vest on sales equal to the Company's revenue goal for fiscal 2015, with additional vesting in 20% increments for each 10% increment in sales above that amount, up to a maximum of 200% vesting on sales of 150% of the revenue goal. For sales below the revenue goal, 90% vest on sales equal to 90% of the goal and vest linearly up to 100%. There is no vesting if sales are below 90% of the goal.
Of the PRSUs vesting based on fiscal 2016 sales, 100% vest on sales equal to the Company's revenue goal for fiscal 2016, with additional vesting in 20% increments for each 10% increment in sales above that amount, up to a maximum of 200% vesting on sales of 150% of the revenue goal. For sales below the revenue goal, 85% vest on sales of 85% of the goal and vest linearly up to 100%. There is no vesting if sales are below 85% of the goal.
The other terms of the PRSUs are materially consistent with the restricted stock unit awards granted to each of the named executive officers described in the Company's proxy statement for its 2012 annual meeting.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 15, 2013

Electro Scientific Industries, Inc.

By:	/s/ Paul Oldham
Name:	Paul Oldham
Title:	Vice President of Administration, Chief Financial Officer and Corporate Secretary